EXECUTION COPY


                             STOCKHOLDERS' AGREEMENT


                  THIS STOCKHOLDERS' AGREEMENT (the "Agreement") is dated as of November 20, 2001, is made and entered into by and among Scott Tarte ("Tarte"), Jeffrey Harrow ("Harrow"), Robert B. Ginsburg ("Ginsburg and together with Tarte and Harrow, the "Investors"), and Marlton Technologies, Inc., a newly formed Pennsylvania corporation (the "Company"). Each of the Investors and any other individual, corporation, partnership, trust, unincorporated organization or a government or any agency or political subdivision thereof (a "Person") who shall become a party to or agree to be bound by the terms of this Agreement after the date hereof is sometimes hereinafter referred to as a "Stockholder."

                                    RECITALS

        A. The Company, Marlton Technologies, Inc., a New Jersey corporation (the "Predecessor") and Tarte and Harrow have entered into a certain subscription agreement (the "Subscription Agreement") and the Company, the Predecessor and Ginsburg and Alan Goldberg have entered into a certain subscription agreement (the "Second Subscription Agreement" and together with the Subscription Agreement, the "Subscription Agreements"), each dated as of August 23, 2001 whereby the Investors shall acquire in the aggregate 5,000,000 shares (the "Shares") of the Company's common stock, no par value per share (the "Common Stock") and warrants (the "Warrants") to acquire 5,000,000 shares of Common Stock (the "Warrant Shares").

        B. The Subscription Agreement provides that the parties thereto shall execute and deliver this Stockholders' Agreement simultaneous with the consummation of the subscription transaction described in the Subscription Agreement.

        C. As a result of the consummation of the subscription transaction described in the Subscription Agreements, Tarte owns 2,000,000 Shares (the "Tarte Shares") and Warrants to acquire 2,000,000 Warrant Shares (the "Tarte Warrant Shares"; the Tarte Warrant Shares issued and outstanding at any particular time and the Tarte Shares are sometimes referred to as the "Outstanding Tarte Shares"), Harrow owns 2,000,000 Shares (the "Harrow Shares") and Warrants to acquire 2,000,000 Warrant Shares(the "Harrow Warrant Shares"; the Harrow Warrant Shares issued and outstanding at any particular time and the Harrow Shares are sometimes referred to as the "Outstanding Harrow Shares") and Ginsburg owns 85,663 (the "Other Ginsburg Shares") shares of Common Stock which are not Shares, plus 1,000,000 Shares (the "Ginsburg Shares") and Warrants to acquire 1,000,000 Warrant Shares(the "Ginsburg Warrant Shares"; the Ginsburg Warrant Shares issued and outstanding at any particular time, the Other Ginsburg Shares and the Ginsburg Shares are sometimes referred to as the "Outstanding Ginsburg Shares"). To the extent that any Investor obtains any shares of Common Stock other than as the result of the exercise of Warrants such shares shall be deemed to be Tarte Shares and Outstanding Tarte Shares, Harrow Shares and Outstanding Harrow Shares or Ginsburg Shares and Outstanding Ginsburg Shares, as

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applicable, and shall be subject to this Agreement. The Warrants, the Warrant
Shares and the Tarte Shares, Harrow Shares and Ginsburg Shares are sometimes referred to as the "Securities." The Warrant Shares and the Tarte Shares, Harrow Shares and Ginsburg Shares issued and outstanding at any particularly time are sometimes referred to as the "Outstanding Shares."

         D. The Company and the Investors desire, for their mutual benefit and protection, to enter into this Agreement to set forth their respective rights and obligations with respect to their Securities.

         NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

        1.       MANAGEMENT

        1.1      Board of Directors; Board Composition; Removal and Vacancies.

                (a) Number of Directors. The Board of Directors of the Company (the "Board") following the consummation of the transactions contemplated by the Subscription Agreement (the "Subscription") shall be comprised of seven directors (the "Directors"). A Director need not be a Stockholder.

                (b) Election of Directors. Subject to Section 3.2(b), Tarte and Harrow shall have the right to designate the smallest number of individuals (the "Designees"), as nominees for election as Directors as shall represent a majority of the Directors, of which Designees Tarte shall designate one half and Harrow shall designate one half (provided; however, that if together Tarte and Harrow are entitled to designate an odd number of Designees, in odd years Tarte shall designate one more Designee than Harrow and in even years Harrow shall designate one more Designee than Tarte). The Designees of Tarte and Harrow are referred to as the "Tarte Designees" and the "Harrow Designees", respectively. A Stockholder entitled to designate Directors pursuant to the immediately preceding sentence shall be referred to as a "Designating Stockholder." The Stockholders hereby agree to exercise all authority under applicable law to cause such Designees and Ginsburg (so long as Ginsburg holds at least 500,000 Outstanding Ginsburg Shares) to be placed on the ballot at the Company's shareholders' meetings for the election of Directors and to vote their Outstanding Shares in favor of the election of the Designees and Ginsburg (so long as Ginsburg holds at least 500,000 Outstanding Ginsburg Shares). If, at any time, a Designating Stockholder shall notify the Company and the other Stockholders in writing of such Designating Stockholder's desire to have removed from the Board any Designee designated by such Designating Stockholder, the Stockholders shall vote to remove such Designee and to recommend to the Board that the Board appoint a replacement Designee selected by such Designating Stockholder and shall use their best efforts to cause the Company's shareholders to meet for the purpose of considering such removal and replacement and shall vote at such meeting their respective Outstanding Shares in favor of such removal and replacement. The Stockholders will only vote for the removal of Designees with the written consent of the Designating Stockholder who designated such Designee.

                (c) Vacancies; Action by Stockholders. If a vacancy is created on the Board by reason of the death, disability, removal or resignation of any Director, the Stockholder, which, under Section 1.1(b), is entitled to designate

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such Director, shall designate a new Designee to serve as Director. Upon notice from such Designating Stockholder to the Company and the other Stockholders, the Stockholders shall recommend to the Board that the Board appoint such replacement Designee selected by such Designating Stockholder and shall use their best efforts to cause the Company's shareholders to meet for the purpose of considering such replacement and shall vote at such meeting their respective Outstanding Shares in favor of such replacement.

        1.2 Sale of the Company. Tarte and Harrow agree not to vote any Outstanding Tarte Shares or Outstanding Harrow Shares within seven years of the date hereof in favor of a merger of the Company, sale of substantially all of the Company's assets, sale of all of the shares of Common Stock in any transaction in which the shares of Common Stock are valued at less than $2.00 per share without the prior written consent of Ginsburg provided Ginsburg holds more than 500,000 Outstanding Ginsburg Shares.

        1.3 Action by Stockholders. Each Stockholder shall vote its Outstanding Shares and take such other action, as is necessary or appropriate in its capacity as a stockholder of the Company to carry out the provisions of this Agreement.

        1.4 Officers. The Investors will recommend to the Board of Directors that the Board elect the following: so long as he is a Stockholder holding at least 500,000 Outstanding Shares, Harrow as the Chairman of the Board of the Company; as long as he is a Stockholder holding at least 500,000 Outstanding Shares, Ginsburg as the President and the Chief Executive Officer of the Company and so long as he is a Stockholder holding at least 500,000 Outstanding Shares, Tarte as the Vice Chairman of the Board of the Company and as the Chief Executive Officer of each subsidiary of the Company.

        1.5 Employment Agreements. The Investors will recommend to the Board of Directors that the Board not modify Harrow's Employment Agreement (as such term is defined in the Subscription Agreement) so long as he is a Stockholder holding at least 500,000 Outstanding Shares, not modify Tarte's Employment Agreement so long as he is a Stockholder holding at least 500,000 Outstanding Shares and not modify Ginsburg's Additional Employment Agreement (as such term is defined in the Subscription Agreement) so long as he is a Stockholder holding at least 500,000 Outstanding Shares, other than substantially similar modifications to all three employment agreements.

                  2.       TRANSFERABILITY OF SECURITIES.

                  2.1 Restrictions Upon Transfer of Securities. Except as set forth in this Agreement, no Stockholder shall sell, transfer, donate, give, mortgage, pledge, hypothecate, or otherwise encumber or dispose of, whether voluntarily, by operation of law or otherwise (any of the foregoing acts being herein referred to as a "Transfer") any Securities now or hereafter owned by such Stockholder. Any Transfer or attempted Transfer of Securities, unless pursuant to the terms and conditions hereof, shall be absolutely null and void, of no force or effect and may be enjoined. No dividend shall be paid or any distribution made to any transferee of Securities transferred in violation hereof nor shall any such Transfer be registered on the books of the Company. The Transfer or attempted Transfer of any Securities in violation hereof shall not affect the beneficial ownership of such Securities, and, notwithstanding such Transfer or attempted Transfer, the Stockholder making such prohibited

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Transfer or attempted Transfer shall retain the right to vote and the right to receive dividend and liquidation proceeds with respect to such Securities.

                  2.2 Restrictive Legend on Certificates. Every certificate representing certificated Securities, including Securities in existence at the time of this Agreement, shall bear the following legend in addition to any other legend which may be required by applicable law:

                  "The sale, transfer, pledge, hypothecation, or other encumbrance or disposition of the securities represented hereby is restricted by the terms of a certain Stockholders' Agreement dated as of November 20, 2001 (the "Agreement"), between the issuer of such securities and certain of its stockholders, a copy of which is on file at the principal place of business of such issuer and is available for inspection by the stockholders during the regular business hours of such issuer. Any sale, transfer, pledge, hypothecation, or other encumbrance or disposition of the securities represented hereby shall be absolutely void if in contravention of the terms, provisions or conditions of such Agreement. The securities represented by this certificate have not been registered under the Securities Act of 1933, as amended (the "Act"), or under any applicable state securities law. These securities may not be sold or transferred in the absence of an effective registration statement under the Act and any applicable state securities law or receipt by the issuer of an opinion of counsel satisfactory to the issuer that registration under the Act and applicable state law is not required."

        3.       PERMITTED TRANSFERS.

                3.1      Permitted Transfers.  Subject to the provisions of
Section 3.2, the following Transfers of Securities are permitted at any time (each a "Permitted Transfer"):

                (a)      Transfers pursuant to the terms of Articles 4;

                (b)      Transfers by Tarte to Harrow and by Harrow to Tarte;
                         and

                (c)      Transfers to Permitted Assignees (as defined below)

                (d)      Transfers by Ginsburg of the Other Ginsburg Shares

                  "Permitted Assignees" mean (i) a Stockholder's spouse or a child or grandchild of a Stockholder, (ii) a trust, corporation, partnership or other entity, the beneficiaries, stockholders, partners, owners or persons beneficially holding, directly or indirectly, a controlling interest therein are either such Stockholder and/or such other persons referred to in clause (i) above, or (iii) the trustees of any trust referred to in clause (ii) above.

                3.2 Additional Requirements of Transfer. Any Transfer permitted by this Agreement shall be further subject to and conditioned upon

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full compliance by the transferor and transferee with each of the following\
conditions:

                (a) No Transfer shall be made: (i) to a Person who, in accordance with applicable law, lacks the capacity to own, or otherwise is prohibited from owning, such Securities by reason of minority, incompetence or otherwise; or (ii) to a Person otherwise prohibited by applicable law from entering into such transaction or holding such Securities; or (iii) which violates any other provision of this Agreement.

                (b) Upon the sale, assignment, donation or other disposition by Tarte or Harrow of Outstanding Tarte Shares or Outstanding Harrow Shares, respectively, as a result of which Tarte or Harrow, as the case may be, shall cease to hold 1,000,000 Outstanding Tarte Shares, or Outstanding Harrow Shares, respectively, Tarte or Harrow, as applicable, shall cause its Designees to submit their resignations as directors of the Company and any Subsidiary, in form and substance satisfactory to the Company and, if any holder of at least 1,000,000 Outstanding Tarte Shares or Outstanding Harrow Shares, as the case may be, is a Stockholders, henceforth such holder of the Outstanding Tarte Shares or Outstanding Harrow Shares, as the case may be, shall have the right to select the Tarte Designees or Harrow Designees, as applicable.

                (c) The transferor and transferee shall have delivered to the Company such other agreements, instruments and other documents (including opinions of counsel reasonably satisfactory to the Company) as the Company shall request in order to demonstrate compliance of any such Transfer with the provisions of this Agreement and applicable law.

                (d) In the case of a transfer to a Permitted Assignee, such Permitted Assignee shall have executed an agreement in form and substance satisfactory to Tarte and Harrow by which such Permitted Assignee shall have agreed to become a party to and bound by the terms and conditions of this Agreement.


        4.       RIGHTS OF FIRST REFUSAL

                  Except for Permitted Transfers under Section 3.1 hereunder the following shall apply:

                4.1 Right of First Refusal. No Stockholder may transfer all or any portion of its Securities unless and until such Stockholder offers to all of the other Stockholders the right to purchase such Stockholder's Securities in conformity with the following procedure:

                  (a) If a Stockholder wishes to sell (the "Selling Stockholders") any of its Securities to a Third Party whether or not such Selling Stockholder has received a bona fide offer to purchase such Securities, the Selling Stockholder shall first offer to sell such Securities to the other Stockholders (the "Non-Selling Stockholders"). The Selling Stockholder shall send notice (an "Initial Notice") to the Non-Selling Stockholders, setting out the Securities that the Selling Stockholder desires to sell and irrevocably offering to sell such Securities at the price and on the terms and conditions set forth in the Initial Notice to the Non-Selling Stockholders.

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                  (b) Upon the Initial Notice being given, each of the
Non-Selling Stockholders shall have fourteen (14) business days from receipt of the Initial Notice to agree in writing to purchase all but not less than all of such Securities being offered; provided, however that if each Non-Selling Stockholder so agrees to purchase such Securities then the Securities shall be sold on a pro rata basis to their beneficial holdings or interests at the time the Initial Notice was given. The purchase and sale transactions shall be completed as soon as possible, but in any event, no later than twenty (20) business days after receipt of the Initial Notice.

                  (c) The Selling Stockholder may sell (in the open market or otherwise) those Securities which the Non-Selling Stockholders have not agreed to purchase to any Third Party within sixty (60) days after the 14th day following the receipt of the Initial Notice for the price and pursuant to terms no more favorable to such Third Party than those set out in the Initial Notice. If such Securities are not sold within such sixty (60) day period pursuant to such terms, the rights of the Stockholder pursuant to this Article IV shall again take effect with respect to any sale of such Securities and so on from time to time.

                  (d) For purposes of this Article IV, "Third Party" means any Person other than a Stockholder.

                4.2 Deliveries at Closing. At the closing of the sale of Securities pursuant to this Article, the selling and purchasing Persons shall execute and deliver to each other the various documents which shall be required to carry out their obligations hereunder including, without limitation, the assignment and delivery of certificates representing the purchased Securities, free and clear of all liens, pledges and encumbrances, and any stock powers required in connection therewith, the execution and delivery of the Selling Stockholder's Designee's resignations as directors of the Company, if required, and all other documents required by this Agreement.

                4.3 Payment of Purchase Price. All amounts paid in respect of a purchase or repurchase of Securities pursuant to Section 4.1 hereof shall be paid in cash at the closing thereof.

        5.       TERM AND TERMINATION.

                5.1 Term of Agreement. The term of this Agreement shall be twenty years, unless this Agreement shall be terminated as herein provided.

                5.2 Termination. (a) This Agreement shall terminate with respect to the Company and all Stockholders upon the occurrence of any of the following events:

                        (1) The adjudication of the Company as a bankrupt, the
                   execution of an assignment for the benefit of creditors of the Company, the appointment of a receiver for the Company or the voluntary or involuntary dissolution of the Company or

                        (2) The execution of a written instrument, by the
                   Company and each of the Stockholders terminating this Agreement.

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                        (b) This Agreement shall automatically terminate with
respect to a Stockholder in the event that his interest in his Securities completely terminates and, upon such complete termination, such Stockholder shall have no further rights or obligations hereunder other than those rights and obligations arising prior to such termination. If such Stockholder subsequently acquires or reacquires Securities, he shall automatically become bound once again by the terms of this Agreement. This Section in no event shall be interpreted so as to relieve a Stockholder of liability for his breach of or failure to comply with any term or provision hereof arising or existing prior to or at the time of the termination of this Agreement.

                        (c) Upon the termination of this Agreement, the provisions of the restrictive legend set forth in Section 2.2 of this Agreement shall be promptly removed from the Securities.

                5.3 Effect of Termination. In the event of the termination of this Agreement pursuant to Article 5, this Agreement shall forthwith become void and have no effect, without any liability on the part of any party hereto; provided, however, that the termination of this Agreement shall not relieve any party from liability for any breach of this Agreement; and further provided, however, that the following provisions of this Agreement shall survive termination: Sections 5.3, 6.3 and 6.12.

        6.       MISCELLANEOUS.

                6.1 Arm's Length Negotiations. Each party expressly represents and warrants to the other parties that: (a) before executing this Agreement, the party has fully informed itself of the terms, contents, conditions and effects of this Agreement; (b) the party has relied solely and completely upon its own judgment in executing this Agreement; (c) the party has had the opportunity to seek and has obtained the advice of counsel before executing this Agreement; (d) the party has acted voluntarily and of its own free will in executing this Agreement; (e) the party is not acting under duress, whether economic or physical, in executing this Agreement; and (f) this Agreement is the result of arm's length negotiations conducted by and among the parties and their respective counsel.

        6.2 Execution in Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be considered an original instrument, but all of which shall be considered one and the same agreement, and shall become binding when one or more counterparts have been signed by each of the parties and delivered to the parties hereto.

        6.3 Expenses. Each party shall pay its own fees and expenses, including the costs of any attorneys or consultants engaged by it, incurred in connection with the negotiation, execution and delivery of this Agreement.

        6.4 Assignment, Binding Effect. This Agreement shall bind and inure to the benefit of the parties hereto, its heirs, executors, administrators, successors and permitted assigns. No party may assign its rights or delegate its obligations under this Agreement without the prior written consent of each of the other parties hereto.

        6.5 Section Headings; Gender. The Section headings herein have been inserted for convenience of reference only, and shall in no way modify or

                                       7

restrict any of the terms or provisions hereof. The use of neuter gender herein shall be deemed to include the masculine and feminine genders wherever necessary or appropriate, the use of the masculine gender shall be deemed to include the neuter and feminine genders and the use of the feminine gender shall be deemed to include the neuter and masculine genders wherever necessary or appropriate.

        6.6 Unenforceability; Severability. If any provision of this Agreement shall for any reason be held unenforceable, such provision to the extent enforceable shall be severed from this Agreement unless, as a result of such severance, the Agreement fails to reflect the basic intent of the parties. If the Agreement continues to reflect the basic intent of the parties, then the invalidity of such specific provision shall not affect the enforceability of any other provision herein, and the remaining provisions shall remain in full force and effect. If any covenant or restriction contained herein is determined by a court of law to be overly broad, thereby making the covenant unenforceable, the parties hereto agree, and it is their desire, that such court shall substitute a judicially enforceable limitation in its place, and that as so modified the covenant shall be binding upon the parties as if originally set forth herein.

        6.7 Recitals. The Recitals set forth above are hereby incorporated in and made a part of this Agreement by this reference.

        6.8 Waivers; Amendment. This Agreement may not be modified, amended, supplemented, canceled or discharged, except by written instrument executed by all parties. No failure to exercise, and no delay in exercising, any right, power or privilege under this Agreement shall operate as a waiver, nor shall any single or partial exercise of any right, power or privilege hereunder preclude the exercise of any other right, power or privilege. No waiver of any breach of any provision shall be deemed to be a waiver of any preceding or succeeding breach of the same or any other provision, nor shall any waiver be implied from any course of dealing between the parties. No extension of time for performance of any obligations or other acts hereunder or under any other agreement shall be deemed to be an extension of the time for performance of any other obligations or any other acts. The rights and remedies herein provided are cumulative and are not exclusive of any other rights or remedies that any party may have at law or in equity.

        6.9 Notices. All notices, claims, certificates, requests, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given if personally delivered or if sent by nationally-recognized overnight courier, by telecopy, or by registered or certified mail, return receipt requested and postage prepaid, addressed as follows:

if to the Company, at        Marlton Technologies, Inc
                             2828 Charter Road
                             Philadelphia, PA 19154
                             Chairman of the Board


     with a copy to:         Robert Young, Jr., Esq.
                             McCausland, Keen & Buckman
                             Radnor Court, Suite 160
                             259 North Radnor-Chester Road
                             Radnor, Pennsylvania 19087-5240

                                       8


If to the Investors:         Scott Tarte
                             833 Muirfield Rd.
                             Bryn Mawr, PA  19010


                             Robert B. Ginsburg
                             2 Collage Court
                             Cherry Hill, NJ 08003

                             Jeffrey Harrow
                             670 Dodds Lane
                             Gladwyne, PA 19305


     with a copy to:         Avron I. Brog, Esq.
                             Robinson Brog Leinwand
                                Greene Genovese & Gluck P.C.
                             1345 Avenue of the Americas
                             New York, New York 10105


or to such other address as any party hereto to whom notice is to be given may have furnished to the other parties hereto in writing in accordance herewith. Any such notice or communication shall be deemed to have been delivered and received (i) in the case of personal delivery, on the date of such delivery,
(ii) in the case of nationally-recognized overnight courier, on the next business day after the date when sent, (iii) in the case of telecopy transmission when received, and (iv) in the case of mailing, on the third business day following that on which the piece of mail containing such communication is posted.

        6.10 Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws (without regard to any conflict of laws principles) of the State of Pennsylvania.

        6.11 No Inconsistent Efforts or Agreements. No Stockholder shall solicit proposals or enter into any agreements or arrangements of any kind with any Person (other than a party hereto) with respect to the Company on terms inconsistent with the provisions of this Agreement.

        6.12 No Consequential Damages. Except as otherwise provided in this Agreement, it is agreed that no Party hereto will be responsible to the others for any indirect, special, incidental or consequential loss or damage whatsoever (including lost profits and opportunity costs) arising out of this Agreement.

        6.13 Independent Parties. Nothing contained in this Agreement shall be deemed or construed for any purpose to establish, between the Stockholders, a

                                       9

partnership or joint venture, a principal-agent relationship, or an employer-employee relationship, and neither Stockholder shall have the authority to bind the other with respect to the Company other than as may be provided in the operative documents executed by the Stockholders with respect to the Company.

        6.14 Entire Agreement. This Agreement, the Registration Rights Agreement and the Subscription Agreement contains the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements, written or oral.

        6.15 Further Assurances. Each of the parties shall execute and deliver such other documents and take such other or further action as any other party may reasonably request so as to consummate the transactions contemplated hereby more effectively.

        6.16 Definitions. The following terms, as used herein, have the following meanings:

                           "Affiliate" of any Person means any other Person
directly or indirectly through one or more intermediary Persons, controlling, controlled by or under common control with such Person.

                           "control" shall mean the power to direct the
management and policies of such Person directly or indirectly, by or through stock ownership, agency or otherwise, or pursuant to or in connection with an agreement, arrangement or understanding (written or oral) with one or more other Persons by or through stock ownership, agency or otherwise; and the terms "controlling" and "controlled" shall have meanings correlative to the foregoing.

                           "Person" means an individual, corporation, limited
liability company, partnership, joint venture, association, trust, unincorporated organization or other entity.

        6.17 Specific Enforcement. Each Stockholder acknowledges and agrees that the covenants and undertakings contained in this Agreement relate to matters which are of a special, unique and extraordinary character and that a violation of any of the terms of this Agreement will cause irreparable injury to the Company and the Stockholders and that the amount of such injury will be difficult, if not impossible, to estimate or determine and cannot be adequately compensated by monetary damages. Therefore, each Stockholder agrees that the other parties hereto shall be entitled, in addition to all other rights and remedies available under this Agreement and applicable law, as a matter of course, to an injunction, restraining order or other equitable relief from any court of competent jurisdiction, restraining any violation or threatened violation and compelling performance of any of such terms by a Stockholder and by such other persons as the court shall order.

       6.18 Effect of Permitted Assignees. In calculating Outstanding Tarte Shares, Outstanding Harrow Shares and Outstanding Ginsburg Shares, Shares held by Permitted Assignees of Tarte, Harrow and Ginsburg, as the case may be, shall be included as Outstanding Tarte Shares, Outstanding Harrow Shares or Outstanding Ginsburg Shares, respectively.

              [THE REMAINDER OF THIS PAGE LEFT INTENTIONALLY BLANK]

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         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date and year first above written.



                                  MARLTON TECHNOLOGIES, INC

                                  By: /s/   Robert Ginsburg
                                      ---------------------
                                      Name: Robert Ginsburg
                                      Title:Chief Executive Officer



                                      /s/ Scott Tarte
                                          -----------
                                          SCOTT TARTE



                                      /s/ Jeffrey Harrow
                                          --------------
                                          JEFFREY HARROW



                                       /s/ Robert Ginsburg
                                           ---------------
                                           ROBERT GINSBURG


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